Exhibit 99.3

STOCK & NOTE PURCHASE AGREEMENT

by and between

KOOSHAREM CORPORATION

as Purchaser,

and

DELSTAFF, LLC

as Seller

Dated as of January 28, 2009

STOCK & NOTE PURCHASE AGREEMENT

THIS STOCK & NOTE PURCHASE AGREEMENT (“Agreement”), dated as of the 28th  day of January, 2009, by and between KOOSHAREM CORPORATION, a California corporation (“Purchaser”) and DELSTAFF, LLC, a Delaware limited liability company (“Seller”).  For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Seller, Select Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Purchaser (“Merger Sub”), and Westaff, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Seller is the record owner of and “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) an aggregate of eight million two hundred sixty two thousand six hundred ninety-six (8,262,696) shares of common stock (the “Common Stock”), par value $.01 per share, of the Company (such shares of Common Stock, together with all other shares of capital stock of the Company acquired by the Seller after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Shares”);

WHEREAS, Seller is the owner of subordinated notes in the aggregate principal amount of up to $3,000,000 along with accrued interest thereon and the indebtedness evidenced thereby (the “Subordinated Notes”) issued under the Subordinated Loan Agreement, dated as of August 25, 2008, by and among the Company, WUSA, Westaff Support, Inc. and MediaWorld International, as borrowers, and Seller, as subordinated lender (the “Subordinated Loan Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Purchaser, Merger Sub and the Company have entered into the Merger Agreement providing for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation in the Merger (the “Merger”), all upon the terms and subject to the conditions set forth therein;

WHEREAS, as a condition to entering into the Merger Agreement, Purchaser and Merger Sub have required that Seller enter into this Agreement, and Seller desires to enter into this Agreement to induce Purchaser and Merger Sub to enter into the Merger Agreement;

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Shares and the Subordinated Notes and the indebtedness evidenced thereby; and

WHEREAS, the Board of Directors of the Company, and any special committee thereof formed in connection with the transactions contemplated hereby, has taken all actions necessary and within its authority such that no restrictive provision of any "fair price," "moratorium," "control share acquisition," "business combination," "Stockholder protection," "interested stockholder" or other similar anti-takeover statute or regulation, including, without limitation, Section 203 of the General Corporation Law of the State of Delaware, or any restrictive provision of the Certificate of Incorporation or By-Laws of the Company is, or at the Effective Time will be, applicable to the Company, Purchaser, Merger Sub, the Common Stock, the Merger or any other transaction contemplated by this Agreement or the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1           Purchase and Sale of Shares and Subordinated Notes; Closing.

1.1           Purchase and Sale of Shares.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, convey, assign, transfer and deliver to Purchaser, all right, title and interest in and to the Shares and Subordinated Notes as follows, free and clear of any and all liens, security interests, pledges, claims, charges, restrictions, covenants, conditions or encumbrances of any nature whatsoever (“Liens”).

1.2           Conveyance.  Such sale, conveyance, assignment, transfer and delivery shall be effected by delivery to Purchaser or, at Purchaser’s request, to any other designee of Purchaser, of (i) stock certificates representing the Shares, duly endorsed or accompanied by stock powers duly executed in blank with appropriate transfer stamps, if any, affixed, and any other documents that are necessary to transfer title to the Shares to Purchaser (or any designee of Purchaser) and (ii) the Subordinated Notes, along with duly executed instruments of assignment with respect thereto necessary to transfer title to the Subordinated Notes to Purchaser and the Subordinated Loan Agreement, free and clear of any and all Liens.

1.3           Consideration.  Upon the terms and subject to the conditions of this Agreement, in consideration of:

 (i) the sale of the Shares to Purchaser and the other agreements of Seller contained herein, Purchaser shall deliver, or cause to be delivered, as full payment and consideration for the sale of the Shares and in consideration of the other agreements and covenants of Seller contained herein, at the Closing, to Seller first lien term loan debt issued by Purchaser pursuant to the Purchaser Credit Facility (as defined below) bearing a face amount of $40,000,000 (the “Share Consideration”); and

(ii) the sale of the Subordinated Notes to Purchaser, Purchaser shall deliver, or cause to be delivered, as full payment and consideration for the sale of the Subordinated Notes and in consideration of the other agreements and covenants of Seller contained herein, at the Closing, to Seller first lien term loan debt issued by Purchaser pursuant to the Purchaser Credit Facility (as defined below) bearing a face amount equal to the actual principal amount of the Subordinated Notes outstanding prior to Closing and not repaid, without regard to any accrued interest, whether or not added to principal, with such maximum face amount not to exceed $3,000,000 (the “Note Consideration” and collectively with the Share Consideration, the “Consideration”).

1.4           Purchaser Credit Facility.  Pursuant to Section 2.25 of that certain First Lien Credit and Guaranty Agreement, dated as of July 12, 2007, among Purchaser, certain subsidiaries of Purchaser as guarantors (the “Select Guarantors”), the various lenders named therein, Bank of the West, as Administrative Agent, Collateral Agent, Documentation Agent, Co-Lead Arranger and Co-Bookrunner, and BNP Paribas Securities Corp., as Co-Lead Arranger and Co-Bookrunner (the “Purchaser Credit Facility”), prior to the Closing Date, Purchaser shall issue additional borrowings under the Term Loan Commitments (as defined in the Purchaser Credit Facility) by an amount equal to the Consideration for Purchaser to purchase, in a Permitted Acquisition (as defined in the Purchaser Credit Facility), the Shares and the Subordinated Notes.  Once all conditions to consummation of the transactions contemplated in this Agreement, shall have been satisfied or, to the extent permitted by applicable law, waived, Seller agrees to execute and deliver to the Administrative Agent under the Purchaser Credit Facility a Joinder Agreement in substantially the form attached as Exhibit A hereto and all other documentation reasonably requested by Purchaser and Administrative Agent in connection with Seller becoming a Lender (as defined in the Purchaser Credit Facility) under the Purchaser Credit Facility, and to join, no later than the Closing Date, the Purchaser Credit Facility as a Lender (as defined in the Purchaser Credit Facility) and to make a Term Loan to Purchaser in the amount of the Consideration.  Seller’s Term Loan to Purchaser pursuant to the Purchaser Credit Facility shall be used to pay the Consideration, and Purchaser shall issue to Seller, pursuant to the Purchaser Credit Facility, promissory note(s) evidencing Seller’s Term Loan to Purchaser (the “Purchaser Note(s)”).  The Purchaser Note(s) shall be substantially in the form of Exhibit B hereto and shall be guaranteed by the Select Guarantors in accordance with the Purchaser Credit Facility.

1.5           Time and Place of Closing.  Unless otherwise mutually agreed upon in writing by Purchaser and Seller, the closing of the transactions contemplated by this Agreement (the “Closing”) will be held at such location as the parties shall mutually agree, at 10:00 a.m., local time, on the date that all of the conditions precedent specified in Sections 6 and 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) have been satisfied or, to the extent permitted by applicable law, waived by the party or parties permitted to do so (such date being referred to hereinafter as the “Closing Date”).

1.6           Closing Deliveries by Seller.  At the Closing, Seller shall deliver or cause to be delivered to Purchaser or, at Purchaser’s request, to any designee of Purchaser (unless delivered previously), the following:

(a)           stock certificates representing the Shares referred to in, and delivered in accordance with, Section 1.2;

(b)           a release in the form of Exhibit C hereto, duly executed by Seller (the “Seller’s Release”);

(c)           a duly executed Joinder Agreement in substantially the form attached as Exhibit A hereto and all other documentation reasonably requested by Purchaser and Administrative Agent in connection with Seller becoming a Lender;

(d)           The Subordinated Notes and the Subordinated Loan Agreement;

(e)           the compliance certificate referred to in Section 6.4;

(f)           duly executed counterparts of the consents, waivers and approvals referred to in Section 6.6;

(g)           duly executed affidavit from Seller attesting that Seller is not a “foreign person” for purposes of Section 1445 of the Code;

(h)           payoff and/or termination letters from U.S Bank and the lenders party to the Financing Agreement providing for the termination of the Financing Agreement and the complete discharge and settlement of any amounts outstanding thereon or letters of credit issued thereby; and

  (i)           all other documents, certificates, instruments or writings required to be delivered by Seller at or prior to the Closing pursuant to this Agreement or otherwise required in connection with the consummation of the transactions contemplated by this Agreement.

1.7           Deliveries by Purchaser.  At the Closing, Purchaser shall deliver or cause to be delivered to Seller (unless delivered previously) the following:

  (a)           Consideration in the form of the Purchaser Note(s);

  (b)           the compliance certificate referred to in Section 7.8; and

  (c)           all other documents, certificates, instruments or writings required to be delivered by Purchaser at or prior to the Closing pursuant to this Agreement or otherwise required in connection with the consummation of the transactions contemplated by this Agreement.

1.8           Adjustments.  If, at any time during the period between the date of this Agreement and the Closing, a change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, reverse stock split, exchange, stock dividend or readjustment of shares, the number of shares of Common Stock subject to this Agreement and the consideration to be paid pursuant to this Agreement shall be adjusted appropriately.

1.9           Designation of an Affiliate to Purchase Shares and Subordinated Notes. Purchaser shall have the right, upon delivery of written notice to Seller within at least ten (10) Business Days prior to the Closing, to designate an affiliate of Purchaser to acquire the Shares and the Subordinated Notes, provided, however, that any such designation shall not relieve Purchaser of any of its agreements, covenants and obligations under this Agreement.

Section 2          Representations and Warranties of Seller.  In connection with the purchase and sale of the Shares and Subordinated Notes referred to in Section 1 hereof and the execution and performance of this Agreement, except as set forth on the Seller Disclosure Schedule, Seller represents and warrants to Purchaser as follows:

2.1           Seller is the record and beneficial owner of all right, title and interest in and to all of the Shares and Subordinated Notes and has good and transferable title thereto, free and clear of all Liens, obligations, charges, options, preemptive rights, subscription rights, warrants, and calls of every kind.

2.2           Seller has the full right, power, and authority to sell and deliver the Shares and Subordinated Notes in accordance with this Agreement.

2.3           The delivery of the Shares and Subordinated Notes delivered pursuant to Section 1 hereof will transfer valid title thereto, free and clear of all Liens, obligations, charges, options, preemptive rights, subscription rights, warrants, and calls of every kind.

2.4           The execution, delivery, and performance of this Agreement, the consummation of the transactions contemplated hereby, and the compliance with or fulfillment of the terms and provisions of this Agreement or of any other agreement or instrument contemplated by this Agreement, do not and will not (i) contravene any law, rule or regulation of any state or of the United States; (ii) contravene any order, writ, award, judgment, decree or other determination that affects or binds Seller, or any of its properties or, to the actual knowledge of Seller, the Company or any of its properties; (iii) conflict with, result in a breach of, constitute a default under, or give rise to a right of termination under any contract, agreement, note, deed of trust, mortgage, trust, lease, governmental or other license, permit or other authorization, or any other instrument or restriction to which Seller, or to the actual knowledge of Seller, the Company, is a party; or (iv) require Seller to obtain the approval, consent or authorization of, or to make any declaration, filing (other than filings required by the rules or regulations of the U.S. Securities and Exchange Commission) or registration with, any third party or any foreign, federal, state, county or local court, governmental authority or regulatory body that has not been obtained in writing prior to the date of this Agreement.

2.5           Seller is not subject to any order, writ, award, judgment, decree, or determination, is not a party to or bound by any contract, agreement, note, deed of trust, mortgage, trust, lease, governmental or other license, permit or other authorization or other instrument or restriction that could conflict with, impair, impose restrictions or otherwise prevent or delay the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

2.6           This Agreement is the legal, valid and binding agreement of Seller and is enforceable in accordance with its terms, subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws or equitable principles relating to or affecting the enforcement of creditors’ rights generally, and (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

2.7           Seller has made an independent decision to sell the Shares and Subordinated Notes based on the information available to it and that it has determined is adequate for that purpose, Seller has had the opportunity to review all information which it deems relevant to its decision to sell the Shares and the Subordinated Notes, and Seller has not relied on any information (in any form, whether written or oral) furnished by or on behalf of Purchaser or the Company, except for the representations and warranties given by Purchaser under this Agreement, in making that decision.

2.8           Neither Purchaser, nor the Company has given any investment advice or rendered any opinion to Seller as to whether the sale of the Shares and Subordinated Notes is prudent or suitable, and Seller is not relying on any representation or warranty other than those made by Purchaser expressly in this Agreement.

2.9           Seller is a sophisticated investor with respect to the Purchaser Notes and has adequate information concerning the Purchaser Notes.  Seller believes, by reason of its business and financial experience, that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and of protecting its own interest in connection with the transactions contemplated by this Agreement.  Seller has had the opportunity to have legal counsel review and advise it with respect to the terms of this Agreement.

2.10           Seller represents that it has adequate information concerning the business and financial condition of the Company and its affiliates to make an informed decision regarding the sale of the Shares and Subordinated Notes pursuant hereto and has independently and without reliance upon Purchaser, except for the representations and warranties given by Purchaser under this Agreement, made its own analysis and decision to sell the Shares and Subordinated Notes pursuant hereto.  Seller acknowledges that the sale of the Shares and Subordinated Notes is the result of independent arm’s-length negotiations between Seller and Purchaser.

2.11           Seller understands and acknowledges that Purchaser is entering into the Merger Agreement in reliance upon Seller’s execution and delivery of this Agreement.

Section 3          Representations and Warranties of Purchaser.  In connection with the purchase and sale of the Shares referred to in Section 1 hereof and the execution and performance of this Agreement, except as set forth on the Purchaser Disclosure Schedule attached hereto, Purchaser represents and warrants to Seller as follows:

3.1           Purchaser has the full right, capacity, power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement, and to comply with the terms, conditions and provisions of this Agreement.

3.2           The execution, delivery, and performance of this Agreement, the consummation of the transactions contemplated hereby and the compliance with or fulfillment of the terms and provisions of this Agreement or of any other agreement or instrument contemplated by this Agreement, do not and will not (i) contravene any law, rule or regulation of any state or of the United States; (ii) contravene any order, writ, award, judgment, decree or other determination that affects or binds Purchaser or any of its properties; (iii) conflict with, result in a breach of, constitute a default under, or give rise to a right of termination under any contract, agreement, note, deed of trust, mortgage, trust, lease, governmental or other license, permit or other authorization or any other instrument or restriction to which Purchaser is a party or by which any of its properties may be affected or bound; or (iv) require Purchaser to obtain the approval, consent or authorization of, or to make any declaration, filing (other than filings required by the rules or regulations of the U.S. Securities and Exchange Commission) or

registration with, any third party or any foreign, federal, state, county or local court, governmental authority or regulatory body that has not been obtained in writing prior to the date of this Agreement.

3.3           Purchaser is not subject to any order, writ, award, judgment, decree or determination nor a party to nor bound by any deed of trust, mortgage, trust, lease, governmental or other license, permit or other authorization, contract, agreement, note or other instrument or restriction that could conflict with or prevent the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

3.4           This Agreement is the legal, valid and binding agreement of Purchaser and is enforceable in accordance with its terms, subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws or equitable principles relating to or affecting the enforcement of creditors’ rights generally and, (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

3.5           Purchaser has made an independent decision to issue the Purchaser Notes based on the information available to it and that it has determined is adequate for that purpose, Purchaser has had the opportunity to review all information which it deems relevant to its decision to issue the Purchaser Notes, and Purchaser has not relied on any information (in any form, whether written or oral) furnished by or on behalf of Seller or the Company, except for the representations and warranties given by Seller under this Agreement, in making that decision.

3.6           Neither Seller, nor the Company has given any investment advice or rendered any opinion to Purchaser as to whether the sale of the Shares and the Subordinated Notes is prudent or suitable, and Purchaser is not relying on any representation or warranty other than those made by Seller expressly in this Agreement.

3.7           Purchaser is a sophisticated investor with respect to the Shares and Subordinated Notes and has adequate information concerning the Shares and Subordinated Notes.  Purchaser believes, by reason of its business and financial experience, that it is capable of evaluating the merits and risks of the sale and of protecting its own interest in connection with the transactions contemplated by this Agreement.  Purchaser has had the opportunity to have legal counsel review and advise it with respect to the terms of this Agreement.

3.8           Purchaser represents that it has adequate information concerning the business and financial condition of the Company and its affiliates to make an informed decision regarding the issuance of the Purchaser Notes in exchange for the Shares and Subordinated Notes pursuant hereto and has independently and without reliance upon Seller, except for the representations and warranties given by Seller under this Agreement made its own analysis and decision with respect to the issuance of the Purchaser Notes in exchange for the Shares and Subordinated Notes pursuant hereto.  Purchaser acknowledges that the issuance of the Purchaser Notes in exchange for the Shares and the Subordinated Notes is the result of independent arm’s-length negotiations between Seller and Purchaser.

3.9           Purchaser has delivered to Seller a true, accurate and complete copy of the Purchaser Credit Facility as well as all amendments, modifications, waivers, forbearances and related documentation in connection therewith.

3.10           As of the Effective Time, after giving effect to all of the transactions contemplated by this Agreement and the Merger Agreement, including without limitation the Financing, any alternative financing and the payment of the aggregate Merger Consideration, any repayment or refinancing of debt contemplated in this Agreement or the Commitment Letter, and payment of all related fees and expenses, and assuming for these purposes that, as of the Effective Time, the representations set forth in Article III of the Merger Agreement shall be true and correct in all material respects, to the knowledge of Parent, each of Parent and the Surviving Corporation are Solvent (as such term is defined in the Merger Agreement).

3.11           Purchaser hereby makes to Seller all of the representations and warranties that it made under the Purchaser Credit Facility to the lenders party thereto, as if such representations and warranties were set forth herein; provided that with respect to the representations and warranties given by Purchaser to Seller with respect to financial statements pursuant to Section 4.7 of the Purchaser Credit Facility, such financial statements shall refer to Purchaser’s financial statements included in Section 1 of the Confidential Letter delivered to Seller on or before the date hereof.

3.12           As of December 31, 2008, Purchaser is not in default under the Purchaser Credit Facility.

Section 4          Covenants.  Until the termination of this Agreement in accordance with Section 11, Seller, in its capacity as a stockholder of the Company, and Purchaser, respectively, agree as follows:

4.1           At the Company Stockholders’ Meeting or at any adjournment, postponement or continuation thereof or in any other circumstance occurring prior to the Company Stockholders’ Meeting upon which a stockholder vote or other stockholder approval with respect to the Merger and the Merger Agreement is sought, Seller shall vote (or cause to be voted) the Shares beneficially owned by it (i) in favor of the approval of the Merger and the approval and adoption of the Merger Agreement; and (ii) against any Company Alternative Proposal or any action which could frustrate the consummation of the transactions contemplated hereby or by the Merger Agreement.  Any such vote shall be cast in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote.  Seller agrees not to enter into any agreement or commitment with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Section 4.1.  During the term of this Agreement, and notwithstanding anything to the contrary contained herein, in the event, and for so long as, there exists a Company Change of Recommendation with respect to a Company Superior Proposal, the provisions of this Section 4.1(i) shall only apply to 6,100,000 Shares and Seller shall be entitled to vote the balance of the Shares as it deems fit.

4.2           Seller agrees not to, directly or indirectly, (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a “Transfer”) or enter into any agreement, option or other arrangement with respect to, or consent to a Transfer of, or reduce its risk in a Constructive Sale (as defined below) with respect to, any or all of the Shares, other than in accordance with the Merger Agreement, or (ii) grant any proxies (other than the Company proxy card in connection with the Company Stockholders’ Meeting if and to the extent such proxy is consistent with such Stockholder’s obligations under Section 4.1 hereof), deposit any Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any of the Shares, other than pursuant to this Agreement or in a manner consistent with Seller’s obligations under Section 4.1 hereof.  Seller further agrees not to commit or agree to take any of the foregoing actions or take any action that would reasonably be expected to have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement.  As used herein, the term “Constructive Sale” shall mean a short sale with respect to any Shares, entering into or acquiring an offsetting derivative contract with respect to any Shares, entering into or acquiring a futures or forward contract to deliver any Shares or entering into any other or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.

4.3           Seller shall not, nor shall Seller act in concert with any Person to make, or in any manner participate in, directly or indirectly, a “solicitation” (as such term is used in the rules of the Securities and Exchange Commission) of proxies or powers of attorney or similar rights to vote shares of voting stock of the Company.

4.4           Seller shall take, or cause to be taken, all commercially reasonable actions and to do, or cause to be done, all commercially reasonable things necessary, proper or advisable in order to remain in compliance with the terms and conditions of and continue in full force and effect the Subordinated Loan Agreement and any extension or amendment thereof.

4.5           Seller shall terminate its rights under the Governance Agreement, dated as of April 30, 2007, by and among the Company, Michael T. Willis and W. Robert Stover, as amended by Amendment No. 1, dated as of June 2007, and Amendment No. 2, dated as of January 2008, both amendments by and among the Company and Seller (the “Governance Agreement”).

4.6           Subject to the terms of this Agreement, each party shall use commercially reasonable efforts to take all actions and do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions set forth in Sections 6 and 7), and the Merger Agreement (understanding that the transactions contemplated thereby, including the Merger, will not be consummated until after the Closing contemplated by Section 1.5 of this Agreement).

4.7           Purchaser and its Subsidiaries shall not take any actions which would reasonably be expected to materially impact Purchaser’s ability to consummate the transactions contemplated hereby or by the Merger Agreement.

4.8           Each party shall give prompt written notice to all other parties to this Agreement and the Merger Agreement, if such party reasonably believes that (i) any condition to Closing set forth in Section 6 of this Agreement is unlikely to be satisfied, or (ii) any condition to Closing set forth in Article VI of the Merger Agreement is unlikely to be satisfied.

4.9           During the period between the date of this Agreement and the Closing, Purchaser shall deliver to Seller copies of Purchaser’s financial statements that are required to be provided pursuant to the Purchaser Credit Facility at the times required thereunder.  These financial statements shall include income statements and balance sheets and shall be in a form as prepared by Purchaser in the usual and ordinary course of its business consistent with past practice.

4.10           Purchaser shall deliver a release in the form of Exhibit D hereto (the “DelStaff Release”), duly executed by the parties thereto, promptly following the Closing.

Section 5          Stockholder Capacity.  No Person executing this Agreement, nor any officer, director, partner, employee, agent or representative of such Person, who is or becomes during the term of this Agreement a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer.  Seller is entering into this Agreement solely in his or her capacity as the record or beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of the Shares and nothing herein shall limit or affect any actions taken by Seller or any officer, director, partner, employee, agent or representative of Seller, in his or her capacity as a director or officer of the Company.

Section 6          Conditions of Purchaser’s Obligation to Close.  The obligation of Purchaser to consummate the transactions contemplated hereby is subject to the fulfillment to the reasonable satisfaction of Purchaser (any or all of which may be waived, to the extent permitted by applicable law, in whole or in part by Purchaser) at or prior to the Closing of each of the following conditions:

6.1           Performance of Acts and Covenants of Seller.  Seller shall have performed or complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by Seller at or prior to the Closing.

6.2           Merger Agreement.  All of the conditions to closing set forth in Article VI of the Merger Agreement (other than Section 6.2(c) of the Merger Agreement with respect to the consummation of the transactions contemplated hereby) shall have been satisfied, or waived.

6.3           Representations and Warranties of Seller.  The representations and warranties of Seller contained in this Agreement that are qualified as to materiality shall be true, complete and correct in all respects, and those that are not so qualified shall be true, complete and correct in all material respects, as of the date hereof and at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (unless such representations and warranties by their terms speak as of a specific date, in which case as of such date).

6.4           Compliance Certificate.  Seller shall have delivered to Purchaser a certificate, duly executed by Seller and dated as of the Closing Date, certifying the fulfillment of the conditions specified in Sections 6.1 and 6.3.

6.5           No Injunction.  On the Closing Date, there shall not be in effect any judgment, order, injunction or decree issued by a court of competent jurisdiction restraining or prohibiting consummation of the transactions contemplated by this Agreement or the Merger Agreement.

6.6           Consents.  Purchaser and Seller shall have received, each in form and substance reasonably satisfactory to Purchaser, all consents required in connection with the transactions contemplated hereby.

6.7           Suits, Actions and Proceedings.  There shall not exist any pending action, suit, investigation or proceeding brought by any Governmental Entity that could reasonably be expected to enjoin, restrain or prohibit (or that enjoins, restrains or prohibits) the Merger or the other transactions contemplated hereby, or that has had or would reasonably be expected to have a Material Adverse Effect on the Company.

6.8           No Claim Regarding Stock Ownership or Sale Proceeds.  There must not have been made or threatened by any Person any written credible claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, or any other voting, equity, or ownership interest in, the Shares or (b) is entitled to all or any portion of the Consideration.

6.9           Seller’s Release. Purchaser shall have received from Seller the Seller’s Release, duly executed by Seller, in the form of Exhibit A.

6.10           Governance Agreement.  The Governance Agreement shall have been terminated in all respects, copies of evidence that such agreement has been terminated and are of no further force or effect.

6.11           Purchaser Credit Facility.  The consummation of the transactions contemplated in the Merger Agreement and this Agreement shall not cause Purchaser to be in default of, or breach, its leverage covenants under the Purchaser Credit Facility on a pro forma basis.

6.12           Other Deliveries.  Purchaser shall have received from Seller all of the documents, certificates, instruments or writings required to be delivered by Seller pursuant to Section 1.6.

Section 7          Conditions of Seller’s Obligation to Close.  The obligation of Seller to consummate the transactions contemplated hereby is subject to the fulfillment to the reasonable satisfaction of Seller (any or all of which may be waived, to the extent permitted by applicable law, in whole or in part by Seller) at or prior to the Closing of each of the following conditions:

7.1           Performance of Acts or Covenants of Purchaser.  Purchaser shall have performed or complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

7.2           Representations and Warranties of Purchaser.  The representations and warranties of Purchaser contained in this Agreement that are qualified by materiality shall be true, complete and correct in all respects, and those that are not so qualified shall be true, complete and correct in all material respects, as of the date hereof and at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (unless such representations and warranties by their terms speak as of a specific date, in which case as of such date).

7.3           Merger Agreement.  All of the conditions to closing set forth in Article VI of the Merger Agreement (other than Section 6.2(c) of the Merger Agreement with respect to the consummation of the transactions contemplated hereby) shall have been satisfied, or waived.

7.4           No Injunction.  On the Closing Date, there shall not be in effect any judgment, order, injunction or decree issued by a court of competent jurisdiction restraining or prohibiting consummation of the transactions contemplated by this Agreement or the Merger Agreement.

7.5           Suits, Actions and Proceedings.  There shall not exist any pending action, suit, investigation or proceeding brought by any Governmental Entity that could reasonably be expected to enjoin, restrain or prohibit (or that enjoins, restrains or prohibits) the Merger or the other transactions contemplated hereby, or that has had or would reasonably be expected to have a Material Adverse Effect on Purchaser.

7.6           Consents.  Purchaser and Seller shall have received, each in form and substance reasonably satisfactory to Seller, all consents required in connection with the transactions contemplated hereby.

7.8           Compliance Certificate.  Purchaser shall have delivered to Seller a certificate, duly executed by a senior officer of Purchaser and dated as of the Closing Date, certifying the fulfillment of the conditions specified in Sections 7.1 and 7.2.

7.9           Other Deliveries.  Seller shall have received from Purchaser all of the documents, certificates, instruments or writings required to be delivered by it pursuant to Section 1.7.

Section 8          Appraisal Rights.  To the extent permitted by applicable law, Seller hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under applicable law.

Section 9          Indemnification.  The parties agree to indemnify one another as follows:

9.1           Seller agrees to indemnify, defend and hold harmless Purchaser and its affiliates and controlling persons, and its and their respective directors, officers, employees and agents (collectively, the “Purchaser Indemnified Group”), at any time after the Closing Date, from and against all demands, claims, actions, causes of action, assessments, losses, damages, deficiencies, liabilities (including strict liability), costs and expenses of investigation, including, without limitation, interest, penalties and reasonable attorney’s fees and expenses and consultants’ fees (collectively, “Damages”) asserted against, resulting to, imposed upon, or incurred by any member of the Purchaser Indemnified Group, directly or indirectly, by reason of or resulting from a breach of any representation, warranty, covenant, or agreement of the Seller contained in or made pursuant to this Agreement.

9.2           Purchaser agrees to indemnify, defend and hold harmless Seller and its affiliates and controlling persons, and its and their respective directors, officers, employees and agents (collectively, the “Seller Indemnified Group”), at any time after the Closing Date, from and against all Damages asserted against, resulting to, imposed upon, or incurred by any member of the Seller Indemnified Group, directly or indirectly, by reason of or resulting from a breach of any representation, warranty, covenant, or agreement of Purchaser contained in or made pursuant to this Agreement.

9.3           The amount of Damages for which any party is responsible under this Agreement shall be limited to $2,000,000 and, in the case of indemnification by Seller to Purchaser, shall first be satisfied by offset against the Purchaser Notes.

Section 10        Survival of Representations, Warranties, Covenants and Agreements.  All representations, warranties, covenants, and agreements made in this Agreement shall survive the execution of this Agreement, the closing of the transactions contemplated hereby, and the delivery of the certificates or other evidence of the Shares and Subordinated Notes sold hereunder for a period of eighteen (18) months after the Closing; provided, however, that the representations and warranties set forth in Section 3.10 shall terminate upon the Closing Date.

Section 11        Termination. This Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms.  No party hereto shall be relieved from any liability for intentional breach of this Agreement by reason of any such termination.

Section 12        Publication.  Seller hereby authorizes Purchaser and the Company to publish and disclose in the Proxy Statement (including any and all documents and schedules filed with the Securities and Exchange Commission relating thereto) its identity and ownership of Shares and the nature of its commitments, arrangements and understandings pursuant to this Agreement.

Section 13        Entire Agreement.  This Agreement and the Merger Agreement sets forth the entire agreement between the parties hereto with respect to the voting, purchase and sale of the Shares contemplated herein and supersedes all prior written or oral agreements or understandings between the parties hereto relating to the subject matter hereof.

Section 14        Benefit.  This Agreement shall be binding upon and inure to the benefit of the respective legal representatives, heirs, successors and assigns of the parties.  This Agreement may not be assigned by Purchaser or Seller.

Section 15        Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile or email if delivered personally or on the date of confirmation of receipt of transmission if sent by facsimile and (ii) on the fifth business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a)	if to Purchaser, to:

Koosharem Corporation
3820 State Street
Santa Barbara, California 93105
Attention:     D. Stephen Sorenson
Telephone:   (805) 882-2202 (not official notice)
Facsimile:     (805) 898-7111
Email:           steve@selectremedy.com (not official notice)

and

Attention:     Stephen Biersmith
Telephone:   (805) 456-5237 (not official notice)
Facsimile:     (805) 898-7125
Email:           Stephen.Biersmith@selectfamily.com (not official notice)

with a copy, which shall not serve as a notice, to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square P.O. Box 636
Wilmington, Delaware  19899-0636
Attention:     Robert B. Pincus, Esq.
Telephone:   (302) 651-3090
Facsimile:     (302) 651-3001
Email:           bpincus@skadden.com

(b)	if to Seller, to:

DelStaff, LLC
855 Boylston Street – 11th Floor
Boston, Massachusetts 02116
Attention:     John Black
                   Mike Phillips
Telephone:   (617) 262-8455 (not official notice)
Facsimile:     (617) 262-1505
Email:           jblack@higcapital.com (not official notice)
                   mphillips@higcapital.com (not official notice)

Laminar Direct Capital, L.L.C.
10000 Memorial Drive, Suite 500
Houston, Texas 77024
Attention:     Debbie Blank
Telephone:   (713) 292-5404 (not official notice)
Facsimile:     (713) 292-5454
Email:           Debbie.Blank@deshaw.com (not official notice)

with a copy, which shall not serve as a notice, to:

H.I.G. Capital, LLC 1001 Brickell Bay Drive, 27th Floor Miami, Florida 33131 Attention: Richard H. Siegel, Esq. Telephone: (305) 379-2322 Facsimile: (305) 500-3198 Email: rsiegel@higcapital.com

Greenberg Traurig LLP 77 W. Wacker Drive, Suite 3100 Chicago, Illinois 60601 Attention: E. Paul Quinn Telephone: (312)456-8414 Facsimile: (312) 456-8435 Email: quinnp@gtlaw.com

Moore & Van Allen PLLC 100 North Tryon St., 47th Floor Charlotte, North Carolina 28202 Attention: John S. Chinundet Telephone: (704) 331-3502 Facsimile: (704) 378-1950 Email: johnchinuntdet@mvalaw.com

Section 16      Paragraph Headings.  The headings of paragraphs contained in this Agreement are provided for convenience only.  They form no part of this Agreement and shall not affect its construction or interpretation.  All references to paragraphs in this Agreement refer to the corresponding paragraphs of this Agreement.

Section 17      Amendment.  Neither this Agreement nor any terms or provisions hereof may be changed, waived, discharged or terminated orally, or in any manner other than by an instrument in writing signed by the party against whom the enforcement of the change, waiver, discharge or termination is sought.

Section 18      Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 19      Further Assurances.  Each of the parties hereto shall use all reasonable best efforts to do all things necessary or advisable to make effective the transactions contemplated hereby and shall cooperate and take such action as may be reasonably requested by the other party in order to carry out fully the provisions and purposes of this Agreement and the transactions contemplated hereby and to vest in Purchaser all rights in respect of the Shares and the Subordinated Notes and vest in Seller all rights with respect to the Purchaser Notes.  From and after the Closing Date, the parties hereto agree to execute or cause to be executed such further agreements, documents or instruments as may be reasonably requested by one of the parties hereto in order to effect the transactions contemplated hereunder or to exercise any and all rights in respect of the Shares, Subordinated Notes or Purchaser Notes.

Section 20      Specific Performance.  The parties agree that this Agreement may be enforced in equity, and that specific performance or other equitable relief would be an appropriate remedy in any such action, in addition to any monetary or other damages which may be proved.  It is accordingly agreed that each party, in addition to any other remedy to which it may be entitled in law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to compel specific performance of this Agreement, without the need for proof of actual damages.  Each party agrees to waive, and to cause its affiliates to waive, any requirements for the securing or posting of any bond in connection with such remedy.  Each party also agrees to reimburse the other party for all costs and expenses, including attorneys’ fees, incurred by it in successfully enforcing its or its affiliates’ obligations hereunder.

Section 21      Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.  Each party hereby agrees and consents to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in and for New Castle County or, if the Court of Chancery lacks subject matter jurisdiction, any court of the State of Delaware situated in New Castle County or the United States District Court for the District of Delaware in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby.  Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 15.  Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby in the Court of Chancery of the State of Delaware in and for New Castle County or, if the Court of Chancery lacks subject matter jurisdiction, any court of the State of Delaware situated in New Castle County or the United States District Court for the District of Delaware and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum, and agrees not to raise any other objection to venue in any such court.

Section 22      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 23      No Presumption Against the Drafter.  Each of the parties to this Agreement participated in the drafting of this Agreement and the interpretation of any ambiguity contained in the Agreement will not be affected by the claim that a particular party drafted any provision hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the date and year first above-written.

KOOSHAREM CORPORATION By: /s/ D. Stephen Sorensen____________ Name: D. Stephen Sorensen Title: Chief Executive Officer
DELSTAFF, LLC By: /s/ Michael Phillips_ ______________ Name: Michael Phillips Title: Manager